Exhibit No. 99.1
PRESS RELEASE
For Information Contact:
Henry Scaramelli
Chief Financial Officer (Acting)
Datascope Corp.
(201) 307-5435
www.datascope.com
FOR IMMEDIATE RELEASE:
Datascope Corp. Announces Acquisition of Artema Medical AB
Montvale, N.J., June 6, 2007 . . . Datascope Corp. (NASDAQ: DSCP) announced the closing of the previously announced acquisition of Artema Medical AB on June 5, 2007. Artema is a Swedish manufacturer of proprietary gas analyzers, which identify and measure the concentration of anesthetic agents used during surgery. Artema is the developer of the world’s most compact and power efficient side-stream gas analyzer, the Artema AION™, which is sold on an OEM-basis to patient monitoring companies. The global market for anesthetic measurement equipment is estimated at $80 million annually. In calendar year 2006, Artema’s revenues were approximately $10 million, 35% higher than the year before.
Artema will operate as a separate business unit based in Stockholm and will continue the R&D efforts to produce the next generation of patient-related gas measurement products. Artema’s existing management will continue to manage that company under Datascope’s ownership. The Company expects that the combination of Artema’s optical measurement expertise along with the patient monitoring experience of the Datascope team will facilitate innovation in patient measurement technologies.
About Datascope Corp.
Datascope Corp. is the global leader of intra-aortic balloon counterpulsation and a diversified medical device company that develops, manufactures and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care. The Company has four product lines aggregated into two reporting segments, Cardiac Assist / Monitoring Products and Interventional Products / Vascular Grafts. The Company’s products are sold throughout the world through direct sales representatives and independent distributors. Founded in 1964, Datascope is headquartered in Montvale, New Jersey. For news releases, webcasts and other Company information please visit Datascope’s website, www.datascope.com.
About Artema Medical AB
Artema’s products are used to identify, measure and monitor all five anesthetic agents (HAL, ISO, ENF, SEV, DES) plus CO2, N2O and O2. Artema’s products, which meet the highest international standards, are designed for easy integration into patient monitors, anesthesia delivery systems and ventilators. Artema’s operations are concentrated to key competencies within gas analysis. Artema prioritizes growth through focused investments in new technological development and increased market penetration. We will be a leading player in matching technological development with client-related needs and will measure our performance in terms of quality and cost-effectiveness.
Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Many of these risks cannot be predicted or quantified and are at least partly outside our control, including the risk that the combination of Artema’s optical measurement expertise along with the patient monitoring experience of the Datascope team will not facilitate innovation in patient measurement technologies, as well as other risks detailed in documents filed by Datascope with the Securities and Exchange Commission.